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Exhibit 99.2

For Immediate Release

UnitedGlobalCom Announces Amendment to Senior Bank Facility at
its European Broadband Division

        Denver, Colorado—January 20, 2004: UnitedGlobalCom, Inc. (UGC) (Nasdaq: UCOMA), announced today that its subsidiary, UPC Distribution Holding B.V. ("UPC Broadband"), its wholly owned cable television operation in Europe, has finalized an agreement with lenders under its existing EUR 3.5 billion Senior Bank Facility (the "Bank Facility") to amend certain terms of the Bank Facility.

        The existing Bank Facility has been amended to permit the draw down of up to EUR 1.0 billion under a New Facility the proceeds of which will be used to fund scheduled amortization of Tranche B between December 2004 and December 2006. The New Facility will have a bullet repayment on June 30, 2009 and will have substantially the same terms as the existing Bank Facility. Subject to indebtedness permitted to fund additional acquisitions, the total size of the combined drawn Facilities will not exceed EUR 3.5 billion in aggregate.

        In addition, amendments have been agreed regarding the financial covenants, prepayment provisions, acquisitions and the acquisition basket, which provide UPC Broadband with greater flexibility going forward.

        Mike Fries, President and CEO of UGC said, "We are delighted to have agreed to these changes to our Bank Facility which again demonstrates the strong support of our bank group. The New Facility of EUR 1.0 billion due in 2009 addresses all of our debt amortization requirements for the next three years and certain other amendments to the Bank Facility will continue to provide our Broadband division with covenant headroom."

        This press release should be read in conjunction with the form 8K which will be filed with the SEC today.

About UnitedGlobalCom:

        UGC is the largest international broadband communications provider of video, voice, and high-speed Internet services with operations in 15 countries. Based on UGC's operating statistics at September 30, 2003, the company's networks pass 12.6 million homes and serve over 9 million RGUs, including 7.4 million video subscribers, 717,900 voice subscribers and 868,000 high-speed Internet access subscribers.

        Note: Except for historical information contained herein, this news release contains forward looking statements which involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include regulatory approvals, as well as other factors detailed from time to time in UGC's filings with the Securities and Exchange Commission.

Contact:

Rick Westerman, CFO UnitedGlobalCom, Inc.
Tel:	(303) 220-6647
Fax:	(303) 770-3464
Email:	rwesterman@unitedglobal.com

        Please visit our website at www.unitedglobal.com for further information about the company.

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UnitedGlobalCom Announces Amendment to Senior Bank Facility at its European Broadband Division